UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___ )*


                                  Procept, Inc.
                 -----------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                 -----------------------------------------------
                         (Title of Class of Securities)


                                    742683303
                 -----------------------------------------------
                                 (CUSIP Number)


                                       **
                 -----------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                                [X] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**This statement is filed pursuant to Rule 13d-1(h); the reporting person has determined that the provisions of 13d-1(e) no longer apply.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

3283594.02

-------------------------                           ---------------------------
|CUSIP NO. 742683303    |           13G            |   Page  2  of   4  Pages |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
|   1.   |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Aeneas Venture Corporation                                         |
|--------|---------------------------------------------------------------------|
|   2.   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3.   |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4.   |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|------------------------------------------------------------------------------|
|                 |   5.   |  SOLE VOTING POWER                                |
|                 |        |  169,203 shares                                   |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6.   |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  ----                                             |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7.   |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  169,203 shares                                   |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8.   |  SHARED DISPOSITIVE POWER                         |
|                 |        |  ----                                             |
|------------------------------------------------------------------------------|
|   9.   |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |  169,203 shares                                                     |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  10.   |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11.   |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  8.6%                                                               |
|--------|---------------------------------------------------------------------|
|  12.   |  TYPE OF REPORTING PERSON*                                          |
|        |  CO                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


Item 1(a) Name of Issuer:
            Procept, Inc.

     1(b) Address of Issuer's Principal Executive Offices:
            840 Memorial Drive
            Cambridge, MA 02139

Item 2(a) Name of Person Filing:
            Aeneas Venture Corporation

2(b)      Address of Principal Business Office or, if none, Residence:
            c/o Harvard Management Company, Inc.
                600 Atlantic Avenue
                Boston, MA  02210

     2(c) Citizenship:
            Delaware

     2(d) Title of Class of Securities:
            Common Stock

     2(e) CUSIP Number:
            742683303

Item 3    If this statement is filed pursuant to Rules 13d-1(b) or
            13d-2(b) or (c): The reporting person is a wholly-owned subsidiary of the endowment fund of Harvard University.

Item 4    Ownership:

     4(a) Amount beneficially owned:
            169,203 shares

     4(b) Percent of Class:
            8.6%

     4(c) Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:
                          169,203 shares

          (ii)  shared power to vote or to direct the vote:
                             ---------

          (iii) sole power to dispose or to direct the disposition of:
                           169,203 shares

          (iv)  shared power to dispose or to direct the disposition of:
                             ---------

Item 5    Ownership of Five Percent or Less of a Class:
            Not Applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:
            Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
              Not Applicable.

Item 8    Identification and Classification of Members of the Group:
            Not Applicable.

Item 9    Notice of Dissolution of Group:
            Not Applicable.

Item 10   Certification:

          By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                                AENEAS VENTURE CORPORATION


                                                By: /s/ Tami E. Nason
                                                    --------------------------
                                                    Name: Tami E. Nason
                                                    Title: Authorized Signatory


April 13, 1998

                                   Page 4 of 4